UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2016

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8530 Wilshire Blvd., Suite 450 Beverly Hills, California 90211
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 598-7113

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 26, 2016 Barfresh Food Group Inc. (the “Company”), pursuant to a securities purchase agreement between the Company and certain accredited investors, sold 7,379,371 shares of its common stock (“Shares”) and warrants to purchase up to 3,689,686 Shares (“Warrants”) for aggregate gross proceeds to the Company of $5,903,498. The financing consists of two components: a new equity raise in the amount of $3,270,000 and the conversion into common equity of $2,633,498 of principal and interest of convertible promissory notes previously issued on January 29, 2016. The investment by holders of convertible promissory notes is subject to return by the holders to the Company of original note instruments for cancellation. The Warrants are exercisable for a term of five-years at a per Share price of $1.00. The Shares and common stock issuable upon exercise of the Warrants have the registration rights set forth in that a registration rights agreement between the Company and purchasers. The issuance of the Shares and Warrants is exempt from registration pursuant to Rule 506(b) of Regulation D, promulgated under the Securities Act of 1933, as amended, on the basis that the offering is limited to accredited investors and involves no general solicitation or advertising.

Item 3.02 Unregistered Sales of Equity Securities

The disclosures set forth in Item 1.01 are incorporated herein by this reference. The issuance of the Shares and Warrants is exempt from registration under Section 4(2) of the Securities Act of 1933 on the basis that there was no public offering and the securities were issued only to accredited investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc.,
a Delaware corporation
(Registrant)

Date: February 29, 2016	By:	/s/ Joseph S. Tesoriero
	Name:	Joseph S. Tesoriero
	Its:	Chief Financial Officer